UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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A. SCHULMAN, INC.
(Name of Registrant as Specified in Its Charter)

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.
STARBOARD VALUE & OPPORTUNITY FUND, LLC
RCG ENTERPRISE, LTD
PARCHE, LLC
RCG STARBOARD ADVISORS, LLC
RAMIUS CAPITAL GROUP, L.L.C.
C4S & CO., L.L.C.
PETER A. COHEN
MORGAN B. STARK
JEFFREY M. SOLOMON
THOMAS W. STRAUSS
MARK MITCHELL
MICHAEL CAPORALE, JR.
LEE MEYER
YEVGENY V. RUZHITSKY

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Starboard Value and Opportunity Master Fund Ltd., an affiliate of Ramius Capital Group, L.L.C. (“Ramius Capital”), together with the other participants named herein, has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its nominees at the 2007 annual meeting of stockholders of A. Schulman, Inc., a Delaware corporation (the “Company”).

Item 1: On December 20, 2007, Ramius Capital issued the following press release:

RAMIUS CAPITAL FILES DEFINITIVE PROXY MATERIALS TO ELECT TWO NOMINEES
TO SCHULMAN’S BOARD OF DIRECTORS AND SENDS OPEN LETTER TO STOCKHOLDERS

Surprised Schulman Board Appointed New CEO Who Has No Relevant Operating Experience And No Prior CEO Experience And Is A Close Personal Friend Of Terry Haines

Urges Stockholders To Elect Two Independent Directors With Significant Operating and Transaction Experience Who Will Represent The Best Interests of All Stockholders

New York – December 20, 2007– Starboard Value and Opportunity Master Fund Ltd. (“Starboard”), an affiliate of RCG Starboard Advisors, LLC and Ramius Capital Group, L.L.C. (collectively, “Ramius”), announced today that it has filed with the Securities and Exchange Commission definitive proxy materials in connection with its nomination of two highly qualified and independent candidates for election to the Board of Directors of A. Schulman, Inc. (“Schulman” or the “Company”) (NASDAQ: SHLM) at its 2007 Annual Meeting. The meeting is to be held on January 10, 2008 at 10:00 a.m., Eastern Time, at The Hilton Inn West, located at 3180 West Market Street, Akron, Ohio.  Ramius’ nominees are Michael Caporale, Jr. and Lee Meyer.

Ramius also announced today that it has issued an open letter to the stockholders of Schulman in which it urges stockholders not to be misled by recent announcements from the Company, which Ramius believes are intended to distract stockholders’ attention from the significant strategic and operational issues facing the Company and to buy management and the board of directors time to continue their flawed business strategy.

Ramius Partner Mark R. Mitchell stated, “As a long-term stockholder of Schulman, we have witnessed the Company’s repeated failures to fully live up to the contractual obligations and promises agreed to in prior settlement agreements, and the latest settlement agreement is another attempt to create the illusion of change at Schulman.”

Mr. Mitchell added, “We were surprised to learn that the Board appointed Joseph Gingo, a Schulman Board member since 2000 and a close personal friend of Terry Haines, to succeed Mr. Haines as the Company’s CEO.  Mr. Gingo, a lifetime tire industry employee, has no relevant industry experience and no prior CEO experience. We believe that Mr. Gingo’s appointment, his participation on the special committee, and the current Board’s promise to name him Chairman if elected to the Board at the 2007 Annual Meeting, reveals the Company’s lack of commitment to conducting a full and comprehensive strategic alternatives review process.”

The full text of the letter follows:

Dear Fellow Stockholders:

DO NOT BE FOOLED BY THE ILLUSION OF CHANGE AT A. SCHULMAN

As a long-term stockholder of A. Schulman, Inc. (“Schulman” or the “Company), we have seen Schulman repeatedly create the illusion of change in an effort to distract stockholders’ attention from the strategic and operating issues facing the Company.  Time and time again, management and the Board of Directors (the “Board”) have promised change at Schulman in order to buy more time to continue to implement their flawed strategic business plan.

THREE CONSECUTIVE CONTESTED ELECTIONS, THREE CONSECUTIVE SETTLEMENT AGREEMENTS, BUT NOTHING HAS CHANGED

The Company’s latest settlement agreement with a group led by Barington Capital (the “2007 Settlement Agreement”) calls for, among other things, establishing a special committee of the Board to:

“…consider all strategic alternatives available to the Company to maximize stockholder value, including, without limitation, a strategic acquisition, merger or sale of the Company.”

Given the Board’s repeated failures to fully live up to the contractual obligations and promises agreed to in the 2005 and 2006 settlement agreements, we believe the 2007 Settlement Agreement is yet another attempt to create the illusion of change at Schulman. Look only as far as Terry Haines’ latest communication to employees of Schulman (an excerpt is included below) and ask yourself whether you believe the Company is going to live up to the terms of this latest settlement agreement.

ANOTHER PROMISE…

Upon reading the 2007 Settlement Agreement, we were, however, initially encouraged by the Company’s announcement that Terry Haines was going to retire by March 1, 2008, and that the Company had identified a “highly qualified” candidate to take his place as CEO.  We hoped that the Board would bring in a CEO with relevant industry experience and no prior ties to Schulman in order to bring fresh perspective to the Company.  Our hopes were short lived.

… ANOTHER DISAPPOINTMENT

We were shocked to learn that the Board picked Joseph Gingo, a Schulman Board member since 2000, and a close personal friend of Terry Haines, to succeed Mr. Haines as the CEO.  Given Mr. Gingo’s background and Schulman’s unacceptable operating performance since he joined the Board in 2000, we were surprised that he would even be considered for the CEO position at Schulman.

Consider the facts:

▪	Since Mr. Gingo joined the Board:

o	Schulman’s operating margins declined approximately 400 basis points

o	Despite numerous restructuring efforts, the North American segment was unprofitable in six out of the last seven years. The $19.1 operating loss in fiscal 2007 was its worst performance yet.

▪	Mr. Gingo’s background:

o	NO prior CEO experience

o	R&D background - in RUBBER

o	No relevant industry experience - spent his entire career at a TIRE company

o	Schulman Board member

Mr. Gingo has no relevant industry experience, has not had any real operating experience outside the tire business, and has no prior CEO experience.  Schulman is a plastics company with diversified end markets and a complex set of strategic and operational issues.

Ask yourself, is Mr. Gingo the BEST candidate to run Schulman?

Ask yourself, did the current Board run a full CEO search process and consider candidates from outside the Schulman board room?

WE QUESTION WHETHER THE BOARD IS TRULY COMMITTED TO EXPLORING STRATEGIC ALTERNATIVES

Consider the language from Terry Haines’ letter filed in Schulman’s December 17, 2007 8-K filing:

 “…Joe (Gingo) has a long history at A. Schulman and is a long-time Akron, Ohio resident.  In addition to Joe’s own service to the Company as a Board member, his father was a manager at our first plant in Akron. In fact, his father was one of my first bosses… In discussions with Joe, he has expressed to me that he is taking this position because of his loyalty to the Company… The Board and I believe that Joe is absolutely the right person to lead A. Schulman and to build on the progress we have made across our business…  I know that with his leadership, the continued implementation of our strategic business plan, and your commitment, A. Schulman is poised for a strong future….”

Additionally, not only has Mr. Gingo been given a seat on the Special Committee formed to explore strategic alternatives, but, if elected to the Board at the 2007 Annual Meeting, the Board has already committed to name him Chairman of the Board.

Why hasn’t the Board separated the roles of Chairman and CEO?  Why is Mr. Gingo, who is clearly conflicted, being appointed to the Special Committee to review strategic alternatives?

Instead, shouldn’t the CEO be responsible for submitting a stand-alone restructuring plan to be evaluated by an independent special committee as one of several alternatives for the committee to review?

YOU HAVE THE OPPORTUNITY TO PROTECT YOUR INVESTMENT

Ramius is proposing two independent, highly qualified industry executives, Michael Caporale Jr. and Lee Meyer, for election to Schulman’s Board. Our nominees bring a wealth of leadership and operational experience, and are committed to examining all strategic and operating issues at Schulman with an open mind.

Specifically, our nominees have broad specialty chemicals, plastics and related industry experience, and are experts in supply chain management, business process improvement, manufacturing process optimization, operational restructurings, and business and corporate development.  Both of our nominees have successful CEO, board, and transaction related experience.  We have included highlights of their experience below, however, a more detailed summary of their qualifications can be found in our proxy materials.

Michael Caporale Jr. is a strong leader and seasoned operator. Most recently, as the Chairman and CEO of Associated Materials, Mr. Caporale was responsible for organic growth initiatives and strategic acquisitions that resulted in revenue growth from $596 million in 2001 to $1.3 billion in 2006, an increase of 110%. During his tenure, EBITDA improved from approximately $61 million in 2001 to $125 million in 2006.  Prior to joining Associated Materials, Mr. Caporale spent 17 years at General Electric, where, most notably, he was responsible for managing the plastics manufacturing operations of a division within GE Appliance.

Lee Meyer has a solid background in operations and manufacturing as well as proven leadership skills. Most recently, as a member of the special committee of the Board of Directors of PW Eagle, Mr. Meyer was instrumental in executing a sale of the company at an attractive price to J-M Manufacturing in a very difficult M&A environment.  Prior to his involvement at PW Eagle, Mr. Meyer served as President and CEO of Ply Gem from 2002 to 2006. Although data is not available for 2002, from 2003 to 2006 revenue grew from $509 million to $1 billion, and operating income improved from $57 million to $90 million.  Prior to Ply Gem, Mr. Meyer spent 8 years as an operations manager and a plant manager of various General Electric Plastics / Borg Warner Chemicals polymer plants.

OUR NOMINEES HAVE ONE GOAL: TO MAXIMIZE STOCKHOLDER VALUE

By voting for BOTH Mr. Caporale and Mr. Meyer, you empower our nominees to ensure that the Company performs all of its obligations under the 2007 Settlement Agreement and takes all actions to maximize stockholder value.  Rest assured that they can, and will, appropriately represent the best interests of ALL stockholders.

If elected, our nominees will work diligently with management and the Board to ensure that:

•	The special committee formed to conduct the review of strategic alternatives consists solely of independent directors,

•	The special committee conducts a real strategic alternatives review process in which all options to maximize stockholder value are analyzed and a sale of the Company is fully explored, and

•	The Board separates the roles of the Chairman and CEO

If elected, our nominees will not control the Board.  They will have minority representation on the Board, and therefore, by themselves cannot force the implementation of any one strategic alternative.

WE ARE ASKING FOR YOUR SUPPORT TO ELECT DIRECTORS WHO WILL REPRESENT THE BEST INTERESTS OF ALL SCHULMAN STOCKHOLDERS

Please vote for Mr. Caporale and for Mr. Meyer on the enclosed GOLD proxy card.  We offer you the opportunity to elect to the Schulman boardroom stockholder representatives committed to building the value of your investment.  In the meantime, we urge you NOT to return any WHITE proxy card Schulman management sends you.

Respectfully,

Mark R. Mitchell
Partner, Ramius Capital Group, LLC

About Ramius Capital Group, L.L.C.

Ramius Capital Group is a registered investment advisor that manages assets of approximately $9.6 billion in a variety of alternative investment strategies. Ramius Capital Group is headquartered in New York with offices located in London, Tokyo, Hong Kong, Munich, and Vienna.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

On December 19, 2007, Starboard Value and Opportunity Master Fund Ltd., an affiliate of Ramius Capital Group, L.L.C. (“Ramius Capital”), together with the other participants named herein, made a definitive filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of its nominees at the 2007 annual meeting of stockholders of A. Schulman, Inc., a Delaware corporation (the “Company”).

RAMIUS CAPITAL ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR, INNISFREE M&A INCORPORATED, AT ITS TOLL-FREE NUMBER: (888) 750-5834.

The participants in the proxy solicitation are Starboard Value and Opportunity Master Fund Ltd., a Cayman Islands exempted company  (“Starboard”), Starboard Value & Opportunity Fund, LLC, a Delaware limited liability company (“Starboard Value”), Parche, LLC, a Delaware limited liability company (“Parche”), RCG Enterprise, Ltd, a Cayman Islands exempted company (“RCG Enterprise”), RCG Starboard Advisors, LLC, a Delaware limited liability company (“RCG Starboard”), Ramius Capital, a Delaware limited liability company, C4S & Co., L.L.C., a Delaware limited liability company (“C4S”), Peter A. Cohen (“Mr. Cohen”), Morgan B. Stark (“Mr. Stark”), Thomas W. Strauss (“Mr. Strauss”), Jeffrey M. Solomon (“Mr. Solomon”), Mark Mitchell (“Mr. Mitchell”), Michael Caporale, Jr. (“Mr. Caporale Jr.”), Lee Meyer (“Mr. Meyer”) and Yevgeny V. Ruzhitsky (“Mr. Ruzhitsky”) (collectively, the “Participants”).  As of December 19, 2007, Starboard beneficially owns 998,073 shares of Common Stock of the Company, Starboard Value beneficially owns 736,984 shares of Common Stock of the Company and Parche beneficially owns 327,738 shares of Common Stock of the Company.  As the sole non-managing member of Parche and owner of all economic interests therein, RCG Enterprise is deemed to beneficially own the 327,738 shares of Common Stock of the Company owned by Parche. As the investment manager of Starboard and the managing member of each of Parche and Starboard Value, RCG Starboard Advisors is deemed to beneficially own the 998,073 shares of Common Stock of the Company owned by Starboard, the 736,984 shares of Common Stock of the Company owned by Starboard Value and the 327,738 shares of Common Stock of the Company owned by Parche.  As the sole member of RCG Starboard Advisors, Ramius Capital is deemed to beneficially own the 998,073 shares of Common Stock of the Company owned by Starboard, the 736,984 shares of Common Stock of the Company owned by Starboard Value and the 327,738 shares of Common Stock of the Company owned by Parche.  As the managing member of Ramius Capital, C4S is deemed to beneficially own the 998,073 shares of Common Stock of the Company owned by Starboard, the 736,984 shares of Common Stock of the Company owned by Starboard Value and the 327,738 shares of Common Stock of the Company owned by Parche. As the managing members of C4S, each of Messrs. Cohen, Stark, Strauss and Solomon is deemed to beneficially own the 998,073 shares of Common Stock of the Company owned by Starboard, the 736,984 shares of Common Stock of the Company owned by Starboard Value and the 327,738 shares of Common Stock of the Company owned by Parche.  Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of such shares of Common Stock of the Company to the extent of their respective pecuniary interest therein. As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of Messrs. Caporale, Jr., Meyer, Mitchell and Ruzhitsky is deemed to beneficially own the 998,073 shares of Common Stock of the Company owned by Starboard, the 736,984 shares of Common Stock of the Company owned by Starboard Value and the 327,738 shares of Common Stock of the Company owned by Parche.  Messrs. Caporale, Jr., Meyer, Mitchell and Ruzhitsky each disclaim beneficial ownership of the shares of Common Stock of the Company that they do not directly own.

Contact:
Media & Stockholders:
Sard Verbinnen & Co.
Dan Gagnier or Renée Soto, 212-687-8080